                                LICENSE AGREEMENT

     This License Agreement (this "Agreement") is entered into as of May 4 1999 between General Dynamics Information Systems, Inc., a Delaware Corporation ("GDIS"), and Conductus, Inc., a Delaware Corporation
("Conductus").

                                    RECITALS

    Conductus owns certain technology in the area of superconductive electronics and cryoelectronics, and uses such technology for research and development purposes and to make products for both government and commercial customers. Although it acknowledges that there are multiple existing opportunities for the use of its technology and the sale of its products to government customers, Conductus is willing to forego its independent pursuit of such opportunities and desires to make GDIS its licensee with respect to such government business, so that Conductus can focus on its commercial businesses.

                                   AGREEMENT

      SECTION 1.  DEFINITIONS.

              1.1. An "AFFILIATE" of a party will mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity will be considered an Affiliate only for the time during which such control exists. An entity will only be considered an "Affiliate" if it has agreed to be bound to all the obligations and restrictions set forth in this Agreement, including without limitation the obligations of confidentiality set forth in Section 10.

              1.2. "CONDUCTUS TECHNOLOGY" will mean Patents (as defined below) as well as all trade secrets, know-how, methods, operating techniques, processes, technical data, engineering information, drawings, software, documentation and other technology related to high temperature superconductive ("HTS") electronics and cryoelectronics and associated packaging and cryogenics owned by Conductus. Notwithstanding the above, Conductus Technology does not include (a) magnetic resonance applications, or
(b) nuclear quadrapole applications or magnetic sensing applications other than for underwater or underground object detection.

              1.3. "DISCLOSING PARTY" shall mean a party hereto that discloses its Proprietary Information to the other party.

              1.4. "GOVERNMENT CONTRACTS" will mean any contract for Licensed Products within the Permitted Market.

              1.5. "KEY PERSONNEL" will mean those individuals listed in Exhibit C.

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              1.6.  "LICENSED PRODUCT(S)" means (i) any product or part
thereof, and (ii) any technology or technology application or research and development, the use or sale of which incorporates or is based on or derived from Conductus Technology.

              1.7. "PATENTS" will mean the patents and patent applications listed on EXHIBIT A and any continuations, continuations-in-part (to the extent the claims are supported by patents, patent applications or invention disclosures included in Exhibit A), divisions or reissues thereof.

              1.8. "PERMITTED MARKET" will mean the U.S. government or any state, local or foreign government or any agency, department, bureau or other subdivision or instrumentality thereof, except that the foreign market will be limited to military, intelligence and law enforcement entities.

              1.9. "PROPRIETARY INFORMATION" of a Disclosing Party will mean the following, to the extent previously, currently or subsequently disclosed to the other party hereunder or otherwise: information identified as proprietary by the Disclosing Party and relating to Licensed Products, the manufacture or processing thereof, or to the Disclosing Party's business (including, without limitation, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial, customer and product development plans, forecasts, strategies and information). In particular, but without limitation, Conductus Technology will be considered Proprietary Information of Conductus, regardless of being marked or identified as such. Information will be deemed to be identified as proprietary, when, in the case of documents, schematics, plans, software and other tangible information, it is clearly marked as such, and in the case of intangible information such as know-how, the disclosing party clearly communicates to the Receiving Party that such information is proprietary.

              1.10. "PROPRIETARY RIGHTS" will mean Patent rights, copyrights, mask work rights, trade secret rights and all other intellectual property rights.

              1.11. "RECEIVING PARTY" will mean a party hereto that receives Proprietary Information of the other party.

              1.12. "STANDARD PRODUCTS" will mean products (a) supplied to GDIS under the Cross-License, Supply and Training Agreement to be entered into by the parties hereto or (b) those products listed in Exhibit F of this Agreement that GDIS makes or has made using components from suppliers specified by Conductus, according to procedures and designs specified by Conductus.

      SECTION 2.  LICENSE GRANT.

              2.1. EXCLUSIVE LICENSE. Subject to all the terms and limitations of this Agreement, and except for that Conductus Technology specifically subject to Section 2.2, Conductus hereby grants GDIS an exclusive, nonsublicensable, perpetual license under its

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Proprietary Rights in the Conductus Technology, to use, make, have made
(including by Defense Microelectronics Activity ("DMEA"), but specifically excluding Superconductor Technologies, Inc., Illinois Superconductor Corporation, E.I.duPont de Nemours and Company, Superconductor Core Technologies, their successors and any direct competitor of Conductus in the HTS base station commercial wireless marketplace), market and sell Licensed Products only to the Permitted Market. Notwithstanding the above, Conductus shall not be prohibited from exercising any rights in the Conductus Technology for Government Contracts entered into by Conductus as permitted under Section 3.2 or for Conductus' own internal research and development purposes. Affiliates of GDIS will have all rights and benefits granted hereunder subject to the limitations and restrictions of this Agreement.

              2.2. NONEXCLUSIVE LICENSE. Subject to all the terms and limitations of this Agreement, Conductus hereby grants GDIS a nonexclusive, nonsublicensable, perpetual license under its Proprietary Rights in Conductus Technology for magnetic quadrapole and magnetic sensing applications for underwater and underground object detection applications, and to US Patent Number 5,455,595 and U.S. Patent Application 08/041,731, to use, make, have made, market and sell Licensed Products only to the Permitted Market. Affiliates of GDIS will have all rights and benefits granted hereunder subject to the limitations and restrictions of this Agreement.

      SECTION 3.  SCOPE OF LICENSE.

              3.1. GOVERNMENT AND THIRD-PARTY RIGHTS IN CONDUCTUS TECHNOLOGY. The United States Government has certain rights, as listed in Exhibit A, in the Conductus Technology, including patent rights under FAR 52.227-11 and rights in data under DFAR 252.227-7013. Additionally, certain research partners of Conductus have pre-existing rights to Conductus Technology. The exclusive license granted herein is subject to and limited by any such pre-existing rights. Such rights of other parties are listed in Exhibit A.

              3.2.  RIGHTS AND LIMITATIONS OF GDIS.

                    3.2.1. PRODUCTS INCORPORATING CONDUCTUS TECHNOLOGY. Subject to Section 3.2.2, GDIS will not make, have made by a third party, market or sell any product incorporating Conductus Technology outside the Permitted Market either directly or indirectly by a participant in a distribution channel (for example, an original equipment manufacturer (OEM), value-added reseller (VAR), distributor or dealer) or by resale by a GDIS customer. Any entity that receives the "have made" right specified above must agree to be bound in writing to all the limitations and restrictions on GDIS hereunder, (including, without limitation, the obligations of confidentiality in Section 10 of this Agreement.

                    3.2.2. GDIS LICENSE EXTENSION. Conductus will grant GDIS, on a case-by-case basis, at the request of GDIS, a limited license to develop, use, make, have made by a third party, market or sell products incorporating Conductus Technology outside the Permitted Market.
Notwithstanding the foregoing, Conductus will have no

                                     -3-


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obligation to provide such limited license if (i) the product or activities compete with any product or activity covered by Conductus' business plans, or
(ii) Conductus is bound by other obligations which would preclude its granting such limited license, or (iii) Conductus elects to develop the product or pursue the opportunity itself or with another enterprise. Any such limited license will be subject to the royalty payment provisions of Section 5, except that the 10-year time limit shall not apply. With respect to the Final Analysis FAISAT-TM- "Little LEO" opportunity, which is outside the Permitted Market, Conductus will either (a) pursue the opportunity alone or with a partner, (b) license another who agrees to pursue the opportunity or
(c) grant GDIS a limited license under this Section.

              3.3.  RESERVED RIGHTS AND LIMITATIONS OF CONDUCTUS.

                    3.3.1. BIDS SEPARATE FROM GDIS. Conductus will not bid independently of GDIS on Government Contracts which are (a) contracts for the delivery of hardware; (b) offered for bidding directly to GDIS by a government customer; (c) contracts for which GDIS can provide technical competencies which Conductus does not possess; (d) contracts for which GDIS has access to customer or application information which Conductus does not possess or (e) contracts which would benefit from GDIS project management competencies which Conductus does not possess.

                    3.3.2. GOVERNMENT CONTRACTS. Notwithstanding the foregoing, Conductus may bid independently of GDIS for Government Contracts which are for (a) Small Business Innovative Research ("SBIR") awards; (b) Category 6.1 solicitations as defined under DFAR 235.001; or (c) opportunities GDIS elects to pursue with a subcontractor other than Conductus.

                    3.3.3. CONDUCTUS REFERRAL RIGHTS. Notwithstanding any other provision of this Agreement, Conductus may bid separately on Government Contracts that GDIS elects not to pursue.

              3.4. PROCESS AND DISPUTE RESOLUTION. To ensure that the parties have an opportunity to expeditiously resolve disputes involving the rights and limitations of the parties set forth in Sections 2 and 3, the parties agree to the following procedures:

                    3.4.1. NOTICE REQUIREMENT. The parties agree to provide notice as follows: (i) to the extent it is permitted by law to do so, GDIS will promptly notify Conductus of those opportunities for Government Contracts specified under Section 3.3.1, which it does not intend to pursue and any Government Contracts it intends to pursue with a subcontractor other than Conductus; and (ii) Conductus will notify GDIS of its intent to pursue a contract within the Permitted Market.

                    3.4.2. DISPUTE RESOLUTION PROCESS. (a) If the party receiving notice under Section 3.4.1 believes that it has the right to submit a bid with respect to such opportunity and intends to submit a such a bid, it will promptly provide written notice of same to the other party (within one week of its receipt of notice, but not later

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than fifty percent (50%) of the time remaining to the due date of the proposal); (b) in the event that both parties believe they have the right under this Agreement to bid on a business opportunity and that the other party does not have such right, and have satisfied the notice requirement, they agree to diligently try to resolve the issue of bidding rights within one week of the date on which the second notice is delivered; (c) if the parties cannot reach agreement they will submit the dispute to the respective chief executive officers of GDIS or the applicable GDIS Affiliate and Conductus who will exert reasonable, good faith efforts to resolve the dispute within one week of the date on which the dispute is submitted to them; and (d) if the chief executive officers cannot reach agreement, the dispute will be submitted for binding arbitration in accordance with Section 13 of this Agreement.

              3.5. FUTURE DEVELOPMENTS. The parties intend to enter into a Cross-Licensing, Supply and Training Agreement that would, among other things, allow each of them to cross-license future developments in the Conductus Technology. Such agreement will address the supply of products to GDIS and set forth various services to be provided to GDIS relating to the Conductus Technology. Both parties acknowledge nothing herein creates any obligation for either of the parties to develop any additional technology.

      SECTION 4. TRANSFER OF TECHNOLOGY. Conductus will deliver all tangible Conductus Technology to GDIS as set forth in Exhibit A. Conductus will make the Key Personnel available to assist in the transfer of the intangible Conductus Technology, as described in the Cross License, Supply and Training Agreement executed between the parties. Any substitutions of Key Personnel will be made only with persons having substantially similar expertise and after prior written notice to GDIS.

      SECTION 5.  PAYMENTS.

              5.1. UP-FRONT PAYMENTS. As consideration for the delivery of the Conductus Technology, GDIS will pay Conductus an up-front nonrefundable, fee of [*] upon completion of all of the following: (a) the execution of this Agreement, (b) receipt of the releases, in the form set forth in Exhibit E, from Transamerica and Silicon Valley Bank and any other releases, if any, required under Section 14.3; (c) the execution of the Cross License, Supply and Training Agreement, and (d) the delivery to GDIS of that Conductus Technology listed in Exhibit A as deliverable on execution of this Agreement.

              5.2. ON-GOING PAYMENTS. As additional consideration for this Agreement, GDIS agrees to pay Conductus [*] on the first day of each month for a period of [*] beginning on July 1, 1999.

              5.3. ROYALTIES. For a period of [*] years after the date of this Agreement, GDIS will pay a [*] royalty as calculated in accordance with Exhibit D. The parties have agreed that the royalty shall be allocated as [*]


* Confidential treatment requested.

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[*] for non-patent intellectual property and [*] for Patent rights. The royalty rates specified in this section will be reduced to [*] for any Licensed Products or Conductus Technology neither manufactured nor sold in a country where a patent or patent application licensed hereunder (with claims covering the items) remains in effect. If all or any part of the royalty is determined to be an unallowed cost by a U.S. government contracting officer or as a result of an audit by a U.S. government agency, the royalty to Conductus will be reduced by one half of the amount of the unallowed royalty cost.

              5.4. NONCREDITABILITY OF PAYMENTS. The payments listed in Sections 5.1 and 5.2 are not creditable against royalties other obligations of GDIS to Conductus.

      SECTION 6. REPORTING AND PAYMENT. Beginning with the calendar quarter during which GDIS first invoices a customer with respect to the sale of a Licensed Product, GDIS will make written reports (even if there are no sales) and earned royalty payments to Conductus within forty-five (45) days after the end of each such quarter. This report will state the number, description, and aggregate royalty base during such completed calendar quarter, and the resulting calculation of earned royalty payment due Conductus for such completed calendar quarter. All royalties will be paid to Conductus in US Dollars. The royalty on sales in currencies other than US Dollars will be calculated using the appropriate foreign exchange rate for such currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. All non-US taxes of GDIS related to royalty payments shall be paid by GDIS and are not deductible from the payments due to Conductus. If any payments are not received by Conductus when due, GDIS will pay to Conductus interest charges on such payments at a rate of eighteen percent (18%) per annum or the maximum rate permitted by law, whichever is less. Such interest will be calculated from the date payment is due until the date of payment.


* Confidential treatment requested.

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      SECTION 7.  GDIS COVENANTS.  GDIS will keep and maintain detailed and accurate books and records with regard to sales of Licensed Products by it and any of its Affiliates, royalties, and the calculation thereof. Conductus or its representatives will be entitled to review and audit such books and records from time to time during normal business hours upon reasonable notice to GDIS and at Conductus' expense; provided that GDIS will bear any such expense if the review or audit shows an underpayment of more than five percent (5%) for the applicable period. Any underpayments discovered during an audit will become immediately due and payable to Conductus.

      SECTION 8. FINANCIAL STATEMENTS. Beginning with the month and quarter in which this Agreement is executed, as soon as available, but no later than the 30th day of each calendar month until the month following the first anniversary of this Agreement, Conductus will provide GDIS with unaudited financial statements (balance sheet, income statement and statement of cash flows) for the preceding month. During the one-year period, Conductus will also provide GDIS with a copy of its 10Qs and 10K as filed with Securities and Exchange Commission, as soon as available.

      SECTION 9. MAINTENANCE COSTS. If Conductus elects not to pay for maintenance of any Patents, it will so notify GDIS and provide GDIS with the opportunity to request that Conductus pay maintenance fees at GDIS's expense. If GDIS requests Conductus to maintain such Patents, GDIS will advance the cost of such maintenance charges and associated prosecution fees to Conductus when due.

      SECTION 10. PROPRIETARY INFORMATION.

              10.1. IMPORTANCE OF PROPRIETARY INFORMATION. Each party recognizes the importance to the other of the other's Proprietary Information. In particular, (a) GDIS recognizes that the Conductus Technology and other Conductus' Proprietary Information (and the confidential nature thereof) are critical to the business of Conductus and that Conductus would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this
Section 10 and elsewhere in this Agreement; and (b) Conductus recognizes that GDIS's strategic plans, bid decisions and technological capabilities and other GDIS Proprietary Information (and the confidential nature thereof) are critical to the business of GDIS in a competitive environment and that GDIS would not enter into this Agreement without assurance that such technology and information and the value thereof will be protected as provided in this
Section 10 and elsewhere in this Agreement.

              10.2. RESTRICTIONS. Accordingly, each party agrees as follows: The Receiving Party agrees and will cause its employees to agree (a) to hold the Disclosing Party's Proprietary Information in confidence and to take reasonable precautions to protect such Proprietary Information (including, without limitation, all precautions the Receiving Party employs with respect to its confidential materials), (b) not to divulge (except when GDIS is the Receiving Party and has a Licensed Product made by a third party in accordance with the requirements of Section 2 of this Agreement provided that third party agrees in writing to be bound by the provisions of this
Section 10) any such

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Proprietary Information or any information derived therefrom to any third person and (c) not to make any use whatsoever at any time of such Proprietary Information except as expressly authorized in this Agreement. GDIS will take reasonable precautions to ensure Conductus financial information disclosed to GDIS prior to public release is not used by GDIS personnel to buy, sell or trade Conductus stock. Any Receiving Party must have a legitimate "need to know" the information being provided hereunder.

              10.3. EXCEPTIONS. Without granting any right or license, each party hereto agrees that the restrictions in Section 10.2 will not apply with respect to information the Receiving Party can document (a) is in or (through no improper action or inaction by the Receiving Party, agent or employee) enters the public domain (and is readily available without substantial effort), or (b) was rightfully in its possession or known by it prior to receipt from the Disclosing Party, or (c) was rightfully disclosed to it by another person without restriction, or (d) was independently developed by it by persons without access to such information and without use of any Proprietary Information of the Disclosing Party.

              10.4. LEGAL REQUEST OR REQUIREMENT FOR DISCLOSURE. In the event either party is requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other party, then such party will notify the other party promptly in writing of the request or requirement so that the other party may seek an appropriate protective order. If, in the absence of a protective order, the party from which disclosure is sought is, on the advice of outside counsel, compelled to disclose any of the Confidential Information of the other party or else stand liable for contempt, then the party from which disclosure is sought may disclose such information provided that such party will use its reasonable best efforts to obtain at the request and expense of the other party an order or other assurance that confidential treatment will be accorded to such information.

                10.5. RETURN OF PROPRIETARY INFORMATION. Within thirty (30) days after a termination of this License Agreement under the provisions of
Section 12, each party will deliver to the other party all tangible Proprietary Information of that party including all documents or media containing any such Proprietary Information and any and all copies or extracts thereof.

              10.6. EQUITABLE RELIEF. The parties acknowledge and agree that due to the unique nature of the Proprietary Information, there can be no adequate remedy at law for the breach by the other of its obligations under this Section 10, that any such breach by the other party will result in irreparable harm to the Disclosing Party and therefore, that upon any such breach or any threat thereof by a Receiving Party, the Disclosing Party will be entitled to appropriate equitable relief (without the posting of any bond) in addition to whatever remedies it might have at law. Each party will notify the other party in writing immediately if it becomes aware of the occurrence of any such unauthorized release or other breach. Any breach of this Section 10 will constitute a material breach of this Agreement.

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      SECTION 11.  PROTECTION OF PROPRIETARY RIGHTS.

              11.1. PRODUCT MARKING. Except to the extent otherwise agreed by Conductus, Licensed Products will include any patent markings of Conductus. Except as expressly provided herein, (a) GDIS will not use or register the mark "Clear Site" or the name "Conductus" or any similar mark or name anywhere in the world and (b) GDIS has no right or license with respect to any mark, name or designation of, or used by, Conductus.

              11.2. PROCESS. If GDIS becomes aware of any product or activity of any third party that may involve a material infringement or violation of any material Patent or other material Proprietary Right relating to the Conductus Technology, then GDIS will promptly notify Conductus in writing of such infringement or violation. Conductus may in its discretion take or not take whatever action it believes is appropriate. If Conductus elects to take action, GDIS will reasonably cooperate therewith at Conductus' expense, including joining as a party, if necessary. If Conductus does not, within ninety (90) days after receipt of such a notice of a patent infringement, commence action directed toward restraining or enjoining such patent infringement, GDIS, so long as its license to the Patents is exclusive, may take such legally permissible action as it deems necessary or appropriate to enforce its rights relating to the Conductus Technology granted under Section 2.1 and restrain such infringement. Conductus agrees to cooperate reasonably, at GDIS' expense, in any such action GDIS initiates or wishes to initiate. GDIS will indemnify Conductus for any damages, as well as Conductus' expenses, costs and attorneys' fees, in connection with any action or suit commenced by GDIS under this Section 11.2. Nothing in this
Section 11.2 allows GDIS or requires Conductus to disclose Proprietary Information of Conductus.

              11.3. CONDUCTUS ACTION. If Conductus initiates and prosecutes any action under this Section 11, all legal expenses (including court costs and attorneys' fees) will be borne by Conductus and Conductus will be entitled to all amounts awarded by way of judgment, settlement or compromise.

              11.4. GDIS ACTION. If GDIS initiates and prosecutes any action under this Section 11, all legal expenses (including court costs and attorneys' fees) will be borne by GDIS and GDIS will be entitled to all amounts awarded by way of judgment, settlement, or compromise.

              11.5. PATENT SEARCHES. GDIS acknowledges that Conductus has not conducted comprehensive patent searches. Conductus and GDIS agree to work cooperatively regarding issues concerning Patents and Proprietary Rights and similar matters and to exercise reasonable business judgment in carrying out the objects of this Agreement to avoid exposing either party to liability under patent or similar laws in any country.

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      SECTION 12.  TERMINATION.

              12.1. GROUNDS FOR TERMINATION. Notwithstanding any provision herein to the contrary, this Agreement may be terminated: (a) at any time by the mutual written consent of the parties; (b) by Conductus upon thirty (30) days written notice in the event of any failure by GDIS to make a royalty payment when due pursuant to this Agreement, unless GDIS makes such payment within 10 days after the receipt of written notice from Conductus requesting that such breach or default be cured; or (c) by either party in the event of any material breach or default by the other party in the performance of any of its material obligations under this Agreement which are not cured within 60 days after the breaching party is provided with written notice of such breach or default, except that if Conductus believes that GDIS has committed a material breach with respect to Sections 2 or 3, this Agreement will not be terminated prior to the parties' use of all of the dispute resolution procedures set forth in Sections 3.4 and 13.

              12.2. LIABILITY. If this Agreement is terminated for any reason, then all rights, licenses and obligations of the parties hereunder will terminate without the liability of either party to the other party, except for any liability of a party then in breach; provided that the provisions of Sections 5 and 6 (as to any royalties due and owing by GDIS), 10, 11.1, 12.2, 12.3 and 13-18 will survive termination and remain in full force and effect thereafter.

              12.3. CONTINUATION. In the event of termination of this Agreement for any reason, Conductus will offer a license covering the subject matter of this Agreement to DMEA, on terms and conditions to be mutually agreed.

      SECTION 13.  ARBITRATION OF CERTAIN DISPUTES.

              13.1. RESOLUTION OF ARBITRAL DISPUTES. Except as otherwise expressly provided in this Section 13, the parties agree that any dispute or controversy between the parties arising under or in connection with Sections 2 or 3 that is not otherwise resolved pursuant to Sections 3.4.2 (an "ARBITRABLE DISPUTE") will be settled exclusively in accordance with the procedures set forth in this Section 13. Upon the demand of either party, the parties agree that the procedures set forth in this Section 13 will not be applicable to disputes or controversies arising in connection with third-party claims against one or both of the parties to this Agreement or to any claim, action, suit or proceeding seeking specific enforcement of the provisions of this Agreement.

              13.2. CLAIM NOTICE. Within ten (10) days after the date on which a dispute is submitted to the chief executive officers pursuant to
Section 3.4.2(d), provided that such dispute remains unsettled, either party will have the right to demand arbitration of the Arbitrable Dispute by delivering to the other party a written notice (the "CLAIM NOTICE") demanding arbitration pursuant to this Section 13.2 and setting forth in reasonable detail the claims asserted by such party and the facts upon which such claims are based. Within ten (10) days after delivery of the Claim Notice, the party receiving the Claim Notice will deliver to the party demanding arbitration a written notice (the

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"DEFENSE NOTICE") setting forth in reasonable detail such party's defense, any counterclaims and the facts upon which such defense and counterclaims are based. In the event of a failure to deliver the Defense Notice, all claims set forth in the Claim Notice will be deemed denied and such failure will not serve to delay arbitration in accordance with the provisions of this Section 13.

              13.3. SELECTION OF ARBITRATOR. The parties agree that they will arbitrate before a single arbitrator selected under the rules of the American Arbitration Association (AAA).

              13.4. ARBITRATION RULES. The Arbitrator will conduct its activities in accordance with the Commercial Rules of the American Arbitration Association as then in effect. The Arbitrator will decide all procedural and substantive issues relating to the Arbitrable Dispute, including without limitation those issues relating to the scheduling of and rules and procedures applicable to all hearings relating to the Arbitrable Dispute.

              13.5. APPLICABLE LAW. The parties agree that the Arbitrator will apply the internal laws of the State of Delaware to the merits of the Arbitrable Dispute and that all hearings relating to the Arbitrable Dispute will be held in Santa Clara county, California, or at such other place as may be mutually agreed by the parties.

              13.6. DELIVERY OF INFORMATION. Each party agrees that it will provide to the other party, at least ten (10) days prior to any scheduled arbitration hearing, materials and information sufficient to apprise the other party fully with regard to such party's contentions in connection with the Arbitrable Dispute. Each party will respond promptly to all reasonable requests for information and documents in its possessions relevant to the Arbitrable Dispute. The Arbitrator will resolve any disputes between the parties as to discovery procedures.

              13.7. APPORTIONMENT OF COSTS. The costs of arbitration will be apportioned by the Arbitrator in its award in such manner as the Arbitrator deems just and reasonable taking into account the circumstances of the dispute, the conduct of the parties during the arbitration proceeding and the result of the arbitration. Any costs of arbitration that must be paid prior to the Arbitrator's award will be borne by the parties equally, without prejudice to the final apportionment of such costs by the Arbitrator.

              13.8. BINDING DECISION; AWARDS. The Arbitrator will as soon as practicable, but in any event within fifteen (15) days after the selection of the Arbitrator, render a binding decision and, if applicable, award as to all Arbitrable Disputes for which it was impaneled. The powers of the Arbitrator will include the power to award declaratory judgments, specific performance and injunctive and other equitable relief. The Arbitrator will not have the power to modify or amend in any respect the provisions of this Agreement, including without limitation the provision prohibiting the award of certain damages prohibited under Section 17.

              13.9. U.S. ARBITRATION ACT; JUDGMENT. All arbitrations conducted pursuant to this Section 13 will be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. Judgment on any award of the Arbitrator may be entered in any court of competent jurisdiction.

      SECTION 14. REPRESENTATIONS AND WARRANTIES OF CONDUCTUS. Conductus hereby represents and warrants to GDIS that the statements contained in this
Section 14 are correct and complete as of the date of this Agreement.

              14.1. ORGANIZATION, POWER AND QUALIFICATION. Conductus is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

              14.2. AUTHORITY. Conductus has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto and has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by Conductus, and constitutes the valid and binding agreement of Conductus enforceable in accordance with its terms.

              14.3. NONCONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by Conductus, nor the consummation by Conductus of the transactions contemplated hereby or thereby, will violate any law to which Conductus is subject or any provision of the charter or bylaws of Conductus. Neither the execution and delivery of this Agreement by Conductus, nor the consummation by Conductus of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any lien upon any property of Conductus (including any of the Conductus Technology) pursuant to, any agreement or commitment to which Conductus is a party or by which Conductus is bound or any of its properties (including any of the Conductus Technology) is bound or subject. Conductus has given all required notices and obtained all licenses, permits, consents, approvals and authorizations from third parties as are required in order to enable Conductus to perform its obligations under this Agreement, including all consents and approvals required to permit it to license the Conductus Technology and the Licensed Products and to enable GDIS to enjoy all the rights and benefits thereof. No Contract has been amended to increase the amount payable thereunder or to provide any other benefit to any other party thereto in order to obtain any such consent, approval or authorization.

              14.4. NON-INFRINGEMENT. To the knowledge of Conductus, without having made any specific inquiry, there are no actions, suits, claims, proceedings or investigations pending or threatened against Conductus with respect to any actual or alleged infringement. Conductus, is not prosecuting any action, suit, claim, proceeding or investigation concerning any actual or potential infringement of Conductus patents or intellectual property rights.

              14.5. OWNERSHIP OF PATENTS AND CONDUCTUS TECHNOLOGY. Conductus is the owner of the Patents included in Exhibit A, free and clear of any liens, encumbrances or claims, and is the owner of the Conductus Technology claims or possesses non-terminable, perpetual worldwide license rights thereto which include the right to grant the license thereto pursuant to this agreement, in each case free and clear of any liens, encumbrances or Conductus has not granted and will not grant any rights in the Conductus Technology to third parties which limits or infringes, or would limit or infringe, the exclusivity granted to GDIS herein, except for those rights listed in Exhibit A.

              14.6. SUFFICIENCY OF LICENSED AND TRANSFERRED TECHNOLOGY. The items listed in Exhibit A when combined with (i) the non-proprietary items listed in Exhibit B and (ii) the training provided under the Cross-Licensing, Supply and Training Agreement to be entered into by the parties, will include all of the patents, documentation, trade secrets and know-how reasonably necessary for a person skilled in the art to produce Standard Products.

      SECTION 15. REPRESENTATIONS AND WARRANTIES OF GDIS. GDIS hereby represents and warrants to Conductus that the statements contained in this
Section 15 are correct and complete as of the date of this Agreement.

              15.1. ORGANIZATION, POWER AND QUALIFICATION. GDIS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or hold under lease its properties and assets and to carry on its business as now conducted.

              15.2. AUTHORITY. GDIS has all necessary power and authority, corporate and otherwise, to make, execute and deliver this Agreement and all other agreements and documents to be executed and delivered by it pursuant hereto and has taken all necessary actions required to be taken to authorize it to execute and deliver this Agreement and such other agreements, and to perform all of its obligations, undertakings and agreements to be observed and performed by it hereunder and thereunder. This Agreement has been duly executed and delivered by GDIS, and constitutes the valid and binding agreement of GDIS enforceable in accordance with its terms.

              15.3. NONCONTRAVENTION; CONSENTS. Neither the execution and delivery of this Agreement by GDIS, nor the consummation by GDIS of the transactions contemplated hereby or thereby, will violate any law to which GDIS is subject or any provision of the charter or bylaws of GDIS. Neither the execution and delivery of this Agreement by GDIS, nor the consummation by GDIS of the transactions contemplated hereby, will constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any lien upon any property of GDIS pursuant to, any agreement or commitment to which GDIS is a party or by which GDIS is bound or any of its properties is bound or subject.

      SECTION 16.  SURVIVAL AND INDEMNIFICATION.

              16.1. SURVIVAL. The representations, warranties, covenants and agreements of the parties contained in this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect forever thereafter.

              16.2. INDEMNIFICATION BY CONDUCTUS. Conductus hereby agrees to indemnify, defend and hold GDIS harmless from and against the entirety of any losses, expenses (including without limitation reasonable attorney's, accountant's and expert's fees and expenses), damages and other liabilities (collectively, "LOSSES") suffered or incurred by GDIS or any of its stockholders, directors, officers, employees or agents, resulting from, arising out of or caused by any third party claim of infringement with respect to GDIS' making, having made, using or selling Standard Products, or the misappropriation by Conductus of any trade secrets with respect to any of the foregoing, provided that (i) GDIS promptly notifies Conductus in writing of the claim, (ii) Conductus has sole control of the defense and all related settlement negotiations, and (iii) GDIS gives Conductus information and assistance for the defense all at Conductus' expense. Conductus will not be liable under this indemnification provision to the extent that GDIS can avoid infringement by purchase of materials from non-infringing sources and fails to do so. To the extent that such Losses consist of fees and/or future royalty payments, Conductus will be able to make GDIS whole by giving GDIS credit for the amount of such Losses out of future royalty payments payable by GDIS to Conductus.

Conductus will have no liability for any claim of patent or copyright infringement based upon the combination, operation or use of any Standard Product with products, software or data not supplied by Conductus, nor for any claim based upon alteration of the products or modification of any software supplied by entities other than Conductus.

              16.3. INDEMNIFICATION BY GDIS. GDIS agrees to indemnify, hold harmless, and defend Conductus and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Licensed Product, or Conductus Technology by GDIS, its Affiliates, or any entity which manufactures, uses or sells or disposes of Licensed Product under the have made provisions of this agreement.

      SECTION 17.  LIMITATIONS AND WARRANTY.

              17.1. LIMITATION OF DAMAGES. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY WILL BE ENTITLED IN CONNECTION WITH ANY BREACH OR VIOLATION OF THIS AGREEMENT TO RECOVER ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES OR ANY INDIRECT, INCIDENTAL OR
CONSEQUENTIAL

DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES RELATING TO LOSS OF PROFIT, BUSINESS OPPORTUNITY OR BUSINESS REPUTATION. EACH PARTY, AS A MATERIAL INDUCEMENT TO THE OTHER PARTY TO ENTER INTO AND PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT, HEREBY EXPRESSLY WAIVES ITS RIGHT TO ASSERT ANY CLAIM RELATING TO SUCH DAMAGES AND AGREES NOT TO SEEK TO RECOVER SUCH DAMAGES IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT. THE FOREGOING WILL NOT LIMIT THE RIGHT OF EITHER PARTY TO INDEMNIFICATION IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO ALL COMPONENTS OF ANY CLAIM, AWARD OR JUDGMENT AGAINST SUCH PARTY BY ANY UNAFFILIATED THIRD PARTY.

              17.2. LIMITATION OF OBLIGATIONS AND LIABILITY. EXCEPT FOR BODILY INJURY OF A PERSON, CONDUCTUS WILL NOT BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES, TECHNOLOGY OR RIGHTS OR FOR ANY AMOUNTS AGGREGATING IN EXCESS OF AMOUNTS PAID TO IT HEREUNDER.

              17.3. WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CONDUCTUS MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY OF THE FOREGOING.

      SECTION 18.  MISCELLANEOUS.

              18.1. INDEPENDENT CONTRACTORS. The parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

              18.2. ASSIGNMENT. The rights and obligations of the parties under this Agreement may not be assigned or transferred (and any attempt to do so will be void) except (a) rights to payment of money may be assigned, and (b) this Agreement and the rights and obligations hereunder may be assigned to an acquiror of all or substantially all the assets, business or stock of a party.

              18.3. NON-SOLICITATION. For a period of five years from the date of this Agreement, neither party will, without the prior written consent of the other party, solicit any employee or consultant of the other party to leave the employ of the other; the foregoing does not prohibit mass media "want ads" not specifically directed towards employees or consultants of the other party.

              18.4. AMENDMENT AND WAIVER. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

              18.5. GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware of the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

              18.6. HEADINGS. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

              18.7. NOTICES. Notices under this Agreement will be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its address as set forth below or as amended by notice pursuant to this subsection. If not received sooner, notice by mail will be deemed received five (5) days after deposit in the U.S. mail.

              If to GDIS, to:  General Dynamics Information Systems, Inc.
                               8800 Queen Avenue South
                               Bloomington, MN 55431
                               Attn.:  A. Allen Gray, VP and General Counsel

                          With a copy (which
                          shall not constitute
                          notice), to:          Jenner & Block
                                                601 East 13th Street, N.W.
                                                Suite 1100 South
                                                Washington, D.C.  20005
                                                Attn.:  Craig A. Roeder

              If to Conductus, to: Conductus, Inc.
                                   969 West Maude Avenue
                                   Sunnyvale, CA 94086
                                   Attn.:  Ron Wilderink, VP of Finance and CFO

                          With a copy (which
                          shall not constitute
                          notice), to:

                                                Gunderson, Dettmer, Stough
                                                155 Constitution Avenue
                                                Menlo Park, CA 94025
                                                Attn.:  Brooks Stough

              18.8. ENTIRE AGREEMENT. This Agreement, together with the Cross-License, Supply and Training Agreement of even date herewith, supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom and represents the entire agreement between the parties.

              18.9. EXPORT CONTROL. Each party will comply with all applicable export laws, restrictions, and regulations of any United States or foreign agency or authority and will not export or re-export, or allow the export or re-export of any product, technology or information it obtains or learns pursuant to this Agreement (or any direct product thereof) in violation of any such laws, restrictions or regulations.

             18.10. SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable.

          *           *            *            *            *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

GENERAL DYNAMICS INFORMATION SYSTEMS, INC.

By:
        ------------------------------------
        [Name]

Its:
        ------------------------------------
        [Title]


CONDUCTUS, INC.

By:
        ------------------------------------


Its:    President & CEO
        ------------------------------------
        [Title]

                                  EXHIBIT A
                SCHEDULE FOR DELIVERY OF CONDUCTUS TECHNOLOGY

1           PATENTS

1.1         US Issued Patents

                                                                               Limitations/
            Patent No.       Title                                             Rights of Others
            ----------       -----                                             ----------------
            5,090,819    Superconducting Bolometer

            5,157,466    Grain Boundary Junctions in HTS Films

            5,207,884    Superconductor Deposition System

            5,219,826    Superconducting Junctions and Method of
                         Making Same

            5,241,828    Cryogenic Thermoelectric Cooler

            5,280,013    Method of Preparing HTS Films on Opposite
                         Sides of a Substrate

            5,449,659    Method of Bonding Multilayer Structures of            Maintenance fee
                         Crystalline Materials                                 must be paid by
                                                                               September 12 (no
                                                                               intention of
                                                                               paying)

            5,130,294    High Temperature Superconductor - Calcium             US government
                         Titanate Sapphire Structures                          license

            5,131,282    High Temperature Superconductor -                     US government
                         Strontium Titanate Sapphire Structures                license

            5,233,500    Package for Cascaded Microwave Devices                US government
                                                                               license

            5,651,016    Ultrahigh Speed Laser                                 US government
                                                                               license

            5,696,392    Improved Barrier Layers for Oxide                     US government
                         Superconductor Devices and Circuits                   license

            5,831,278    Three-Terminal Devices with Wide                      US government
                         Josephson Junctions and asymmetric Control            license
                         Lines

                                    Exhibit A 1

1.2         Foreign Issued Patents

            Country                                                            Limitations/
            Patent No.       Title                                             Rights of Others
            ----------       -----                                             ----------------
            KS               Grain Boundary Junctions in HTS Films
            93702809


2           PATENT APPLICATIONS

2.1         US Pending Applications
            [*]

2.2         Foreign Pending Applications
            [*]


                                    Exhibit A 2












* Confidential treatment requested.

3           INVENTION DISCLOSURES

            [*]

4           DOCUMENTATION TO BE DELIVERED AT CLOSING

            [*]






                                    Exhibit A 3











* Confidential treatment requested.

[*]

                                    Exhibit A 4












* Confidential treatment requested.

[*]

                                    Exhibit A 5












* Confidential treatment requested.

[*]

                                    Exhibit A 6












* Confidential treatment requested.

5     Cryogenic LNA Technology

[*]

                                    Exhibit A 7












* Confidential treatment requested.

[*]

                                    Exhibit A 8












* Confidential treatment requested.

                                    Exhibit A 9


6           KNOW HOW TO BE COVERED BY TRAINING AT GD' REQUEST

            [*]












* Confidential treatment requested.

                                    EXHIBIT B
                           NONPROPRIETARY INFORMATION

[*]

                                 Exhibit B 1












* Confidential treatment requested.

                                    EXHIBIT C
                                  KEY PERSONNEL

[*]

                                 Exhibit C 1












* Confidential treatment requested.

                                    EXHIBIT D
                               ROYALTY CALCULATION

1           CALCULATION OF ROYALTY BASE

            [*]


                                 Exhibit D 1












* Confidential treatment requested.

2           ROYALTY

            [*]

                                 Exhibit D 2












* Confidential treatment requested.

                                    EXHIBIT F
                                STANDARD PRODUCTS

[*]

                                 Exhibit F 1












* Confidential treatment requested.